Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIOD ENDED MARCH 31, 2023

LITTLE ELM, TEXAS, May 15, 2023 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $11.0 million for the first three months of 2023 and an operating loss of $2.7 million for the period, as compared to total net sales for the same period last year of $44.7 million and an operating income of $9.7 million. The differences in the revenues and operating income or loss are largely due to the lack of syringe sales to the U.S. government for COVID-19 vaccination efforts. In the first quarter of 2023, Retractable invested approximately 33% more in sales and marketing expenses, primarily in travel and trade show expenses as well as increased headcount for sales representatives, in an effort to improve future revenues. Retractable reports that domestic demand may be depressed due to the retention of products previously provided for vaccination purposes in customers’ inventory.

Retractable experienced significant growth in late 2020 through early 2022 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. As a result, comparability to revenues and expenses in recent years may be challenging. Below are first quarter revenue figures from 2018 – 2023, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended March 31,
(Amounts in millions)	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$5.4	$10.2	$11.0	$8.3	$6.1	$6.6
Sales to U.S. government	—	15.7	37.8	—	—	—
North and South America sales (excluding U.S.)	4.8	11.1	0.9	2.8	1.3	1.0
Other international sales	0.8	7.7	0.4	0.1	0.5	0.1
Total sales	$11.0	$44.7	$50.1	$11.2	$7.9	$7.7

Although domestic sales were significantly lower than in the prior year, international sales were higher than prior to the COVID-19 pandemic. The increase is attributable to international vaccination campaigns which lagged domestic vaccination sales by a year or more.

During the first quarter of 2023, Retractable increased its investment in U.S. government-backed mutual funds by approximately $9.0 million and restructured its investments in equity securities by approximately $6.0 million. These actions were a significant factor in the decreased cash position in the first quarter of 2023.

Retractable reports the following results of operations for the three months ended March 31, 2023 and 2022, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on May 15, 2023 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended March 31, 2023 and March 31, 2022

Domestic sales accounted for 49.3% and 58.0% of the revenues for the three months ended March 31, 2023 and 2022, respectively. Domestic revenues decreased 79.1% principally due to the lack of sales to the U.S. government. Domestic unit sales decreased 77.4%. Domestic unit sales were 37.7% of total unit sales for the three months ended March 31, 2023. International revenues decreased approximately 70.3% predominantly due to fewer orders for international vaccination campaigns. Overall unit sales decreased 73.0% and our overall revenues decreased by 75.4%.

Cost of manufactured product decreased 72.3% principally due to lower unit sales. Royalty expense decreased 70.0% due to the associated decrease in gross revenues.

Operating expenses were relatively unchanged from the first quarter of 2022 despite lower sales and production levels. Due to its timing within the quarter, the reduction in force implemented in March 2023 did not materially affect the first quarter expenses.

The loss from operations was $2.7 million as compared to income from operations of $9.7 million for the same period last year. The decrease was due to an overall decrease in revenues and because per-unit costs have risen with lower production levels.

The unrealized gain on debt and equity securities was $1.5 million due to the increased market values of those securities. Interest expense for the quarter decreased by approximately 7.5% from the same period in the prior year due to less imputed interest associated with the stock exchanges discussed in Note 11 of the financial statements.

The provision for income taxes was $231 thousand for the first three months of 2023 as compared to $5.8 million for the first three months of 2022.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: supply chain disruptions, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer